Exhibit 99.1

[TECO Energy Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY COMPLETES CREDIT FACILITY EARLY REPLACEMENT

$200 MILLION MULTI-YEAR FACILITY IN PLACE

Tampa, July 6, 2004 – TECO Energy (NYSE: TE) announced that its new $200 million, three-year bank credit facility became effective today. The credit facility is with a group of eight banks led by co-lead arrangers JP Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith, Incorporated.

Senior Vice President Finance and CFO Gordon Gillette said, “This completes another component of our announced plans to maintain and improve our financial position. With capital expenditures at appropriate levels and essentially internally funded, and with the free cash that we expect to generate for each of the next several years, this facility is sized to provide a backup for meeting our day-to-day liquidity needs for the next three years.” Gillette went on to say, “This multi-year facility demonstrates that the banks are comfortable with our strategy to focus on our core Florida utilities and profitable unregulated businesses, and our plans to continue to improve our financial position.”

The new facility is an early replacement of the company’s existing $350 million bank credit facility, which was due to expire in November 2004 and which was cancelled upon the effectiveness of the new credit facility. In addition, the $200 million contingent credit facility with Merrill Lynch and JP Morgan was cancelled upon the effectiveness of the new facility. The facility is secured by the stock of TECO Transport Corporation. The security will be released upon achieving an investment grade credit rating at both Moody’s Investor Services and Standard & Poor’s.

The new credit facility includes a $100 million letter of credit sub limit. The $32 million of letters of credit currently outstanding were transferred from the previous facility. The credit facility has two financial covenants, EBITDA-to-interest and debt-to-EBITDA.

Additional information related to the company and its operations is available at TECO Energy’s web site at www.teconergy.com.

TECO Energy is a diversified energy-related holding company headquartered in Tampa. TECO Energy’s principal businesses are Tampa Electric, Peoples Gas System, TECO Transport, TECO Coal and TECO Wholesale Generation.

Note: This press release contains forward-looking statements relating to the company’s expected cash flow and liquidity needs, which are subject to the inherent uncertainties in predicting future results and conditions. Important factors that could cause actual results to differ materially from those projected in these forward-looking statements include the following: general economic conditions, particularly those in Tampa Electric’s service area affecting energy sales; weather variations affecting energy sales and operating costs; commodity price changes affecting the competitive positions of Tampa Electric and Peoples Gas System, as will as margins at TECO Wholesale Generation and TECO Coal; energy prices and other factors affecting TECO Wholesale Generation’s investments in merchant power plants; regulatory actions affecting Tampa Electric, Peoples Gas System or TECO Wholesale Generation, including Tampa Electric’s ability to successfully recover all its fuel transportation costs; changes in and compliance with environmental regulations that may impose additional costs or curtail some activities; TECO Wholesale Generation’s ability to successfully operate its projects and complete the contemplated transfer of the Union and Gila River facilities; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; and interest rates, credit ratings and other factors that could impact TECO Energy’s ability to obtain access to sufficient capital on satisfactory terms. Some of these factors and others are discussed more fully under “Investment Considerations” in the company’s Annual Report on Form 10-K for the period ended December 31, 2003.

Contact:	News Media: Laura Plumb - (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com